Exhibit 99.(k)(3)

Services Agreement

This Services Agreement (the “Agreement”) is entered into June 30, 2020, and effective as of August 3, 2020 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“ALPS”);

2.	CION ARES Diversified Credit Fund, is a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified, closed-end management investment company that is operated as an interval fund (the “Fund”).

Fund and ALPS each may be referred to individually as a “Party” or collectively as “Parties.”

1.            Definitions; Interpretation

1.1.         As used in this Agreement, the following terms have the following meanings:

(a)            “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)            “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the (x) right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person or (y) the power to direct or cause the direction of the management or policies of a Person by contract or otherwise.

(c)            “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)            “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)            “Client Data” means all data of Fund (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund or Management and all output and derivatives thereof, necessary to enable ALPS to perform the Services, but excluding ALPS Property.

(f)            “Confidential Information” means any information about Fund or ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)            “Data Supplier” means a supplier of Market Data.

(h)            “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

(i)            “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j)            “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k)            “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(l)            “Management” means the Fund’s officers, directors, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(m)            “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(n)            “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(o)            “Services” means the services listed in Schedule A.

(p)            “ALPS Associates” means ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(q)            “ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ALPS in connection with its performance of the Services.

(r)            “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.         Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.         Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.         Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.         The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.            Services and Fees

2.1.         Subject to the terms of this Agreement, ALPS will perform the Services set forth in Schedule A for Fund. ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Fund requests to change the Services, including those necessitated by a change to the Governing Documents of Fund or a changes in applicable Law, will only be binding on ALPS when they are reflected in an amendment to Schedule A.

2.2.         Fund agrees to pay, the fees, charges and expenses set forth in Schedule B and subject to the terms of this Agreement.

2.3.         In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ALPS to one or more of its Affiliates or other Persons (with 60 days prior written notice, such Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by ALPS. Except that SS&C Technologies, Inc. may provide certain or all services under this Agreement without notice or consent. If ALPS delegates any Services, (i) such delegation shall not relieve ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of ALPS, and (iii) if required by applicable Law, ALPS will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to enable Fund to object to a particular arrangement.

2.4.         [Reserved]

3.            Responsibilities

3.1.         The management and control of Fund are vested exclusively in the Fund. The Fund and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Fund shall:

(a)            Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b)            Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ALPS of any errors it is in a position to identify.

(c)            Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)            Provide ALPS with timely and accurate information including trading and Fund investor records, valuations and any other items required by ALPS in order to perform the Services and its duties and obligations hereunder.

3.2.         The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by ALPS as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.         Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Fund will notify ALPS in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect. ALPS is not responsible for monitoring compliance by Fund or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.         In the event that Market Data is supplied to or through ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ALPS nor any Data Supplier shall be liable to Fund or any other Person for any Losses with respect to Market Data, reliance by ALPS Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.          Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ALPS, all Client Data and the then most current version of all Fund Governing Documents and any other material agreements relating to the Fund. Fund shall deliver or arrange with each such Person to deliver such information and materials on a timely basis.

3.6.         Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ALPS Associates in connection with the performance of the Services and ALPS’s duties and obligations hereunder, without further enquiry or liability.

3.7.         Notwithstanding anything in this Agreement to the contrary, if ALPS is in doubt as to any action it should or should not take in its provision of Services, ALPS Associates may request directions, advice or instructions from the Fund, or its Management. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, the Fund will make available to and ALPS Associates may request advice from counsel for any of the Fund, the Fund’s independent board members, or the Fund’s Management (including its investment adviser or sub-adviser), each at the Fund’s expense.

4.            Term

4.1.          The initial term of this Agreement will be from the Effective Date through August 3, 2022 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either ALPS or Fund provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.            Termination

5.1.         ALPS or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)            The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)            The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is the Fund, if either becomes subject to a material Action or an Action that ALPS reasonably determines could cause ALPS reputational harm, or (v) where the other Party is the Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by ALPS, in its reasonable discretion, to materially affect the Services or to be materially adverse to ALPS.

If any such event occurs, the termination will become effective on the date stated in the written notice of termination, which date shall not be less than 90 calendar days from the date of such notice of termination.

5.2.         [RESERVED]

5.3.         Upon delivery of a termination notice, subject to the receipt by ALPS of all then-due fees, charges and expenses, ALPS shall continue to provide the Services up to the effective date of the termination notice; thereafter, ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by ALPS. In the event of the termination of this Agreement, ALPS shall provide exit assistance by promptly supplying requested Client Data to the Fund, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that Fund wishes to retain ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the Fund and ALPS shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.

5.4.            Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ALPS for Fund after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.            Limitation of Liability and Indemnification

6.1.         Notwithstanding anything in this Agreement to the contrary, ALPS Associates shall not be liable to Fund for any action or inaction of any ALPS Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’s duties or obligations under this Agreement. Under no circumstances shall ALPS Associates be liable to Fund for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Fund shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Fund on a quarterly basis prior to the final disposition of such matter upon receipt by Fund of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of ALPS Associates to Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed 3 times the fees paid by that Fund to ALPS under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

7.            Representations and Warranties

7.1.         Each Party represents and warrants to each other Party that:

(a)            It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)            Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)            It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)            The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.         Fund represents and warrants to ALPS that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the "Organizational Documents") to enter into and perform this Agreement; (iv) the Board of Directors or Trustees of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify ALPS of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

8.            Client Data

8.1.         Fund (i) will provide or ensure that other Persons provide all Client Data to ALPS in an electronic format that is acceptable to ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between ALPS and Fund, all Client Data shall remain the property of the Fund to which such Client Data relate. Client Data shall not be used or disclosed by ALPS other than in connection with providing the Services and as permitted under Section 11.2. ALPS shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.         ALPS shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.            Data Protection

9.1.         From time to time and in connection with the Services ALPS may obtain access to certain personal data from Fund or from Fund investors and prospective investors. Personal data relating to Fund and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of ALPS. Fund consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

10.          ALPS Property

10.1.        ALPS Property is and shall remain the property of ALPS or, when applicable, its Affiliates or suppliers. Neither Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ALPS Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ALPS to receive the same, any information concerning the ALPS Property and shall use reasonable efforts to prevent any such disclosure.

11.          Confidentiality

11.1.       Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.       Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of ALPS, to Fund and each ALPS Associate, Fund Representative, investor, Fund or Management, bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out ALPS’s duties under or enforcing this Agreement. ALPS shall ensure compliance by ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.       Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.       ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ALPS in connection with the Services.

11.5.       Upon the prior written consent of the Management or Fund, ALPS shall have the right to identify Fund or Management in connection with its marketing-related activities and in its marketing materials as a client of ALPS. Upon the prior written consent of ALPS, Fund or Management shall have the right to identify ALPS and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit ALPS from using any Fund or Management data (including Client Data) in tracking and reporting on ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Management is named in such public statements without its prior written consent. If the Services include the distribution by ALPS of notices or statements to investors, ALPS may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to ALPS and its liability and the limitations thereon; if investor notices are not sent by ALPS but rather by Fund or some other Person, Fund will reasonably cooperate with any request by ALPS to include such notices. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ALPS is (i) providing valuations with respect to the securities, products or services of Fund or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Management or any of their respective assets, investors or customers.

12.          Notices

12.1.       Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1000
Denver, CO 80203

Attention: General Counsel
E-mail: notices@sscinc.com

If to Fund:

Ares Capital Management II LLC
245 Park Avenue, 44th Floor
New York, NY 10167

Attention: General Counsel

E-mail: LiquidCreditLegal@aresmgmt.com

13.          Miscellaneous

13.1.       Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ALPS Associate has authority to bind ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.       Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund or ALPS, in whole or in part, whether directly or by operation of Law, without the prior written consent of ALPS or the Fund, such consent not to be unreasonably withheld, conditioned or delayed. ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of ALPS, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ALPS’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3.       Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.       Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.      Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

This Agreement sets out the entire liability of ALPS Associates related to the Services and the subject matter of this Agreement, and no ALPS Associate shall have any liability to Fund or any other Person for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.       Force Majeure. ALPS will not be responsible for any Losses of property in ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7.       Non-Exclusivity. The duties and obligations of ALPS hereunder shall not preclude ALPS from providing services of a comparable or different nature to any other Person. Fund understands that ALPS may have relationships with Data Suppliers and providers of technology, data or other services to Fund and ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8.       No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.       No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither Fund nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ALPS or its Affiliates who has been materially involved in the provision of the Services without the consent of ALPS; provided, however, that the foregoing shall not prevent Fund or Management from soliciting employees through general advertising not targeted specifically at any or all ALPS Associates. If Fund or Management employs or engages any ALPS Associate who has been materially involved in the provision of the Services during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to ALPS, however, the foregoing shall not apply where Management solicited employees through general advertising not targeted specifically at any or all ALPS Associates.

13.10.      No Warranties. Except as expressly listed herein, ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.     Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.     Testimony. If ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund or Management is a party or otherwise related to Fund, Fund shall reimburse ALPS for all costs and expenses, including the time of its professional staff at ALPS’s standard rates and the cost of legal representation, that ALPS reasonably incurs in connection therewith.

13.13.     Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ALPS Associates and Data Suppliers.

13.14.     Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

*      *      *

This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		CION ARES DIVERSIFIED CREDIT FUND

By:	\s\ Michael Sleightholme	By:	\s\ Scott Lem
Name: Michael Sleightholme		Name: Scott Lem
Title: Authorized Representative		Title: Authorized Signatory

Schedule A
Services

General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Fund acknowledges that ALPS’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	Fund, Management and other Persons that are not employees or agents of ALPS whose cooperation is reasonably required for the ALPS to provide the Services providing cooperation, information and, as applicable, instructions to ALPS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund, Management and other Persons that are not employees or agents of ALPS remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to ALPS Associates in connection with the Services by any Person.

(iv)	Fund and Management informing ALPS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

                ( )     ALPS’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and ALPS Web Portal and other application User information.

B.	Services to be Provided

The following Services will be performed by ALPS under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Fund Administration

(i)	Prepare Forms N-CEN, N-CSR, N-Q, and N-PORT

Note: The services will cover the preparation and filing of Form N-Q until this form is replaced by the requirement that the Fund begin to file Form N-PORT.

(ii)	File Forms N-CEN and N-PORT with the SEC

Note: The services will cover the preparation and filing of Form N-Q until this form is replaced by the requirement that the Fund begin to file Form N-PORT.

(iii)	Host annual audits

(iv)	Calculate and transmit daily fund performance metrics to the Funds’ website

(v)	Provide monthly SEC standardized total return performance, fund facts, and portfolio characteristics

(vi)	Prepare required reports for quarterly Board meetings

(vii)	Monitor expense ratios

(viii)	Maintain budget vs. actual expenses

(ix)	Manage fund invoice approval and bill payment process

(x)	Assist with placement of Fidelity Bond and E&O insurance

(xi)	Coordinate reporting to outside agencies including Morningstar, etc.

        Fund Accounting

(i)	Calculate daily NAVs as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile daily cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings (including ad-hoc accounting and performance reports)

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Maintain a Geneva environment to feed Polaris

        Tax Administration

(i)	At client direction, work with client and the fund auditor to help assess pre-trade impact on IRS compliance testing of proposed portfolio holdings

(ii)	Calculate dividend and capital gain distribution rates

(iii)	Prepare ROCSOP and required tax designations for Annual Report

(iv)	Prepare and coordinate filing of income and excise tax returns

(a)            Audit firm to sign all returns as paid preparer

(v)	Calculate/monitor book-to-tax differences

(vi)	Provide quarterly Subchapter M compliance monitoring and reporting

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

(viii)	Prepare 19a-1 notices

        Legal Administration

(i)	Coordinate the preparation and filing of quarterly repurchase or tender offers

(a)	Preparation of Repurchase Offer Notices (“Notices”) and circulation of notices to client, fund counsel, internal ALPS personnel, and DST (including drafts)

(ii)	Coordinate annual updates to the prospectuses for each Fund and the statements of additional information

(iii)	Coordinate standard layout and printing of a Prospectus for each Fund

(iv)	Coordinate review and filing of Forms N-CSR, N-Q, N-PX and N-23c-3

(v)	Coordinate EDGARization and filing of SEC documents

(vi)	Prepare, compile and distribute board meeting materials (up to 4 regular and 4 special meetings)

(vii)	Participate in board meetings and prepare initial drafts of meeting minutes(up to 4 regular and 4 special meetings)

(viii)	Maintain records related to Legal Administration services in accordance with Section 8.2.

        Compliance Administration

(i)	Perform daily prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/Alert notification with supporting documentation

(iii)	Provide quarterly compliance testing certification to Board of Trustees

        Client Portal

(i)	Document Management/Sharing

(ii)	Initiate requests or provide feedback

(iii)	Retrieval of current and historical reports stored for retention periods defined by SEC/FINRA/IRS regulations

(iv)	Access to daily fund accounting data and static reports

(v)	Portfolio compliance alerting with drill-down capability

(vi)	Portfolio data warehouse with reporting engine

(vii)	Trustee access that facilitates access to board materials and other relevant documents

(viii)	Printed material fulfillment requests (i.e. prospectuses, annual reports, applications)

C.	Additional Terms Applicable to the Services

1.	The Fund acknowledges that ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, its Management, the Fund’s custodian or other Fund service provider, other than ALPS’ completion of a reconciliation of the assets reported by the parties. The Fund acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to ALPS. ALPS may rely, and has no duty to investigate the representations of the Fund, its Management, the Fund’s custodian or other Fund service provider.

ALPS shall utilize one or more pricing services, as directed by the Fund. The Trust shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of the Fund. For those securities where prices are not provided by the pricing service(s), the Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s). In the event the Fund desires to provide a price that varies from the price provided by the pricing service(s), the Fund shall promptly notify and supply ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

2.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Report Mod Data Services”):

•     Preparation and Filing of Form N-PORT and Form N-CEN

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(a)	In connection with completion of the Modern Data Services, Market Data may be supplied to the Fund through an ALPS Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, the Fund acknowledges that Market Data is proprietary to ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by the Fund to any other affiliated or nonaffiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from ALPS Associates or Data Supplier, as applicable. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(b)	The Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(c)	No ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that ALPS will endeavor, upon receipt of notice from the Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(d)	Notwithstanding anything in this Agreement to the contrary, no ALPS Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an ALPS Associate(s), Fund or any other Person on such Market Data. Further, the Fund shall indemnify all ALPS Associates and applicable Data Suppliers against, and hold such ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(e)	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(f)	THE FUND ACCEPTS THE MARKET DATA AS IS AND NO ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

D.	Operations

3.            New Account

(i)            Set-up funds in various SS&C systems and applicable trade confirmation platforms.

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(ii)            The Investment Manager shall:

(a)	Accurate and timely information prior to trading for new relationships including prime brokers and counterparties.

(b)	Provide timely notification to SS&C of any account service and fund status changes, including new fund launches and terminations.

(c)	Provide complete and accurate static fund information for new accounts for proper system set-up.

4.            Trade Capture:

(i)	Capture trade data delivered by the Investment Manager in an electronic file provided in a format acceptable to SS&C as agreed in writing.

(ii)	On each Business Day, check the transmission of trade data, attempt to resolve trade load fails and provide a status report.

(iii)	Reflect trade data in SS&C systems, and make it available for access by the Investment Manager.

(iv)	Maintain static product and counterparty data, including security master and counterparty specifications.

(v)	Process mandatory and involuntary corporate actions (as agreed in writing) based on the data received about these corporate actions received from Data Suppliers.

(vi)	The Investment Manager shall:

(a)	Deliver data on each trade it enters into and any activity thereon, including cancellations and corrections, to SS&C in a timely manner by electronically transmitting a trade file each Business Day using SS&C’s standard comma separated values (CSV) file format or as otherwise agreed in writing.

(b)	Provide timely instructions and assistance where trade data fails to load in SS&C’s systems.

(c)	Send trade files each Business Day of its trade activity in a format acceptable to SS&C.

(d)	Coordinate with Data Suppliers for proper scope of coverage.

(e)	Inform SS&C of any new products in advance for testing and proper trade flow.

5.            OTC Derivative Trades and Other Trades:

(i)	On receipt of notification of a new trade, await the confirmation from the counterparty. If the confirmation is not received, chase the counterparty in line with the appropriate requirements (as instructed by the Investment Manager).

(ii)	In the case of electronic confirmations (for example, those provided by Markit, ICE, Omgeo, Traxx and Traiana), when the economic terms match, confirm the trade. SS&C shall not be responsible for the operation or availability of any electronic confirmation or matching service, even if SS&C has contracted with the vendor or operator of such service.

(iii)	In the case of paper confirmations, when the economic terms match, send the confirmation to the Investment Manager for signature in writing or contact the Investment Manager by e-mail that the agreed confirmation is on SS&C’s portal (currently the GoTrade+ Portal) and is ready for its digital signature to be attached.

(iv)	In the case when the economic terms of the confirmation do not match, SS&C shall attempt to resolve the discrepancy with the counterparty and shall take instructions from the Investment Manager when a match is not made.

(v)	Facilitate cash activity through SS&C’s GoWire application with respect to trade settlements.

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(vi)          The Investment Manager shall:

(a)	Ensure that all permissions necessary for SS&C to connect with or access any electronic affirmation and confirmations systems to perform the Services are in place.

(b)	In the case where the Investment Manager is affirming its trades, affirm trades promptly.

(c)	Ensure that all counterparties are required to cooperate with SS&C on behalf of the Investment Manager for confirmations purposes.

(d)	Provide digital signatures in preparation for electronic signature of confirmations in SS&C’s portal and provide such signatures when confirmations are agreed or updated.

(e)	Provide instructions when discrepancies on confirmations exist and are not matched by SS&C with the counterparty.

(f)	Facilitate cash activity through SS&C’s GoWire application with respect to trade settlements.

6.            Collateral:

(i)	Capture the commercial terms from the Investment Manager’s International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement Credit Support Annex (“CSA”) in SS&C’s systems.

(ii)	Capture Global Master Repurchase Agreement details in SS&C’s systems.

(iii)	On receipt of a collateral call (with respect to collateral under a CSA or margin under a Global Master Repurchase Agreement or both) from a counterparty, check the call against the details in SS&C’s system and when the amounts match (A) contact the Investment Manager by e-mail, (B) prepare the collateral payment instruction and (C) send the mandated payment instruction to the applicable custodian.

(iv)	On each Business Day when SS&C’s calculation of exposure indicates that the Investment Manager is exposed to a counterparty, prepare and send a collateral call notice to the counterparty.

(v)	On receipt of a dispute notification by a counterparty, or when SS&C disputes a counterparty’s collateral call, perform a reconciliation of positions, market values, collateral balances and, when applicable, independent amounts, between SS&C’s records and the counterparty. If the discrepancy is not resolved, SS&C shall initiate a dispute procedure and refer to the Investment Manager for instruction. In any event, SS&C shall request the delivery to or from the counterparty of any undisputed amounts.

(vi)	Perform a reconciliation of cash and securities collateral balances recorded in SS&C’s systems with counterparties, the Investment Manager or a custodian.

(vii)	Calculate interest on cash balances in accordance with the applicable rate in the applicable CSA, and contact the Investment Manager by e-mail with such interest amounts and request the applicable custodian to make or receive interest payments at month-end as set out in each CSA.

(viii)	Perform a reconciliation of actual cash and securities collateral and interest movements with the records of the Investment Manager, custodian or clearing broker.

(ix)	Provide margin call status reporting, exposure by counterparty reporting and collateral balance reporting to the Investment Manager through SS&C’s portal.

(x)	In the case of cleared OTC derivative trades, receive margin calls from the clearing brokers and match the same to SS&C’s records.

(xi)	The Investment Manager shall:

(a)	Provide SS&C with all current ISDA Master Agreements and associated CSA’s and immediately upon execution any new ISDA Master Agreements and associated CSA’s and any amendments or modifications to any such document.

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(b)	Instruct counterparties to supply collateral call statements or other materials directly to SS&C in a format acceptable to SS&C.

(c)	Ensure that the Investment Manager’s clearing brokers provide collateral statements for cleared OTC derivative trades and any calls directly to SS&C in a format acceptable to SS&C and in a timely manner.

(d)	Provide any applicable trade documentation to SS&C when required to resolve margin call disputes.

(e)	Establish a separate cash account for settlement of cash collateral movements and a separate securities account for the settlement of securities collateral for the purpose of reconciliation to the Investment Manager’s custodians or clearing brokers and ensure that SS&C and the person’s it designates are entered on the bank mandate or electronic platform for these payment systems.

(f)	When a collateral call is disputed by the Investment Manager or the counterparty, provide SS&C with instructions.

(g)	Approve wire or Swift messaging instructions for the movement of collateral or interest to or from the counterparty, when applicable.

7.            Bank Loan Processing:

(i)	Provide asset servicing support related to loan positions including liaising with the loan agent on various aspects of loan maintenance and reconciliation.

(ii)	Provide payment information to the Investment Manager for review through SS&C’s wire payment application with respect to loan payments, drawdowns and other loan life cycle events.

(iii)	Obtain and maintain static data on loan facilities subject to receipt from the applicable agent bank.

(iv)	Provide loan information reporting (e.g., trade blotter, market value position report and loan contract position report) to Investment Manager.

(v)	Store agent bank notices received with respect to loan positions and make available to Fund in a format as agreed in writing with Investment Manager.

8.            Bank Loan Closing:

(i)	Confirm trade bookings against trade tickets and supporting documentation received.

(ii)	Chase counterparties, where necessary, to obtain trade confirmation documentation, escalating any issues or discrepancies to the Investment Manager.

(iii)	Review the accuracy of transfer documentation received against trade bookings and trade confirmations, escalating any unresolved issues or discrepancies to the Investment Manager.

(iv)	Circulate transfer documentation to the Investment Manager for signature and forward signed transfer documentation onto counterparties.

(v)	Confirm pricing calculations on pricing letters, and attempt to resolve any discrepancies with the counterparty before sending to the Investment Manager for execution.

(vi)	Confirm the effective date of loan trades with the Investment Manager and co-ordinate the closing of loan trades with counterparties and agents.

(vii)	Track trade lifecycle events and update trade positions, where necessary.

(viii)	Provide payment information to the Investment Manager for review through SS&C’s GoWire (or similar) application with respect to trade proceeds and fee payments.

(ix)	Provide weekly updates of all unsettled bank debt trades via a report to the Investment Manager.

(x)	Provide Quarterly Broker Score Cards.

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(xi)	Provide trade processing support for loan transactions including recording trade settlements, reconciliation of settlements and tracking associated loan documentation.

(xii)	Perform daily auto allocation to ClearPar from WSO Administrator to ensure timely allocation of Loan Trades.

(xiii)	For Middle Office Funds, Geneva will be maintained for the purpose of tracking any principal activity on loan products only.

9.            Reconciliation:

(i)	Perform cash/position reconciliation with the clearer or custodian on a T+1 basis and attempt to resolve any breaks.

(ii)	Contact the Investment Manager by e-mail to request assistance with breaks that are unresolved on each Business Day.

(iii)	The Investment Manager shall:

(a)	Ensure that counterparties and/or clearing brokers deliver to SS&C files of the Investment Manager’s trade positions in a timely manner and in a format acceptable to SS&C.

(b)	Send trade files each Business Day of its trade activity in a format acceptable to SS&C.

(c)	Assist SS&C to resolve breaks.

10.            Data Extract and Reporting:

(i)	Deliver accounting data from SS&C’s systems to the Investment Manager.

(ii)	Deliver trade data to the Investment Manager’s third parties as agreed in writing.

(iii)	Deliver pricing data to the Investment Manager subject to any applicable agreement with Data Suppliers.

(iv)	Provide to the Investment Manager each Business Day T+0 transaction, holdings, pricing, profit and loss reporting through SS&C’s reporting platform.

(v)	Make available full transactional level history reporting from SS&C’s systems as requested.

(vi)	The Investment Manager shall:

(a)	Ensure that all data files delivered by SS&C to its internal data system and are loaded successfully and accurately.

(b)	Instruct all third parties receiving data from SS&C to upload the data properly and monitor and correct any errors.

(c)	Provide posting rules.

(d)	Provide all requirements for reports.

E.	Miscellaneous

1.            Notwithstanding anything to the contrary in this Agreement, ALPS:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

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(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not Fund’s tax or legal advisor and does not provide any tax or legal advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If ALPS allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from ALPS and/or (ii) issue instructions to ALPS via web portals or other similar electronic mechanisms hosted or maintained by ALPS or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until ALPS has confirmed receipt and execution of such change.

(ii)	ALPS grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Fund will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	ALPS reserves all rights in ALPS systems and in the software that are not expressly granted to Fund hereunder.

(v)	ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; ALPS will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by ALPS are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and ALPS bears no responsibility for reliance on tax calculations and memoranda prepared by ALPS.

4.	ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that ALPS may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in ALPS’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through ALPS’s Web Portal.

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